Exhibit 99.1

Porter Bancorp, Inc. Announces Fourth Quarter 2011 Loss Related to Establishment of Deferred Tax Asset Valuation Allowance and Credit Losses

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 2, 2012--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today reported unaudited results for the fourth quarter and year ended December 31, 2011.

The Company reported a net loss to common shareholders of $45.4 million, or $(3.88) per diluted share, for the fourth quarter of 2011. Net loss to common shareholders for the year ended December 31, 2011, was $96.2 million, or $(8.21) per fully diluted common share.

“Porter Bancorp’s fourth quarter loss was due primarily to the establishment of a 100% valuation allowance for our $28.5 million deferred tax asset, $27.0 million provision for loan losses, and $4.2 million write-down of other real estate owned (OREO),” stated Maria L. Bouvette, President and Chief Executive Officer.

Non-performing loans increased to $68.9 million, or 6.04% of total loans, at December 31, 2011, compared with $59.8 million, or 4.96% of total loans, at September 30, 2011. Non-performing assets increased to $110.3 million, or 7.53% of total assets, compared with $104.7 million, or 6.64% of total assets, at September 30, 2011.

Foreclosed properties at December 31, 2011, declined to $41.4 million compared with $67.6 million at December 31, 2010, and $44.9 million at September 30, 2011. Our ratio of non-performing assets to total assets increased to 7.53% at December 31, 2011, compared with 7.43% at December 31, 2010. “During the fourth quarter, we continued to explore opportunities to bulk sell a package of OREO. In January 2012, we were successful in selling real estate owned of approximately $4.6 million. We remain focused on aggressively reducing our nonperforming assets in light of the sluggish economic recovery, continued weakness in local real estate activities, and declining values of real estate in certain market sectors. We believe this strategic focus will be key to improving our nonperforming asset ratios and our long term profitability,” concluded Ms. Bouvette.

Our loan loss reserve as a percentage of total loans was increased to 4.20% at December 31, 2011, compared with 2.63% at December 31, 2010. Net loan charge-offs for the fourth quarter of 2011 were $18.6 million, or 1.57% of average loans for the quarter.

Our provision for loan losses was $27.0 million in the fourth quarter of 2011, an increase from $8.0 million in the third quarter of 2011, and an increase from $15.5 million in the prior year fourth quarter.

On January 30, 2012, PBI Bank filed its Call Report with the FDIC for the period ended December 31, 2011, indicating that its Tier 1 leverage ratio had declined to 6.83% and its total risk-based capital ratio had declined to 11.61%, which are below the minimums of 9.0% and 12.0% required by the Bank’s Consent Order. The decline in these ratios means PBI Bank does not meet the minimum capital levels established under the Consent Order. At December 31, 2011, Porter Bancorp’s leverage ratio was 7.13% and its total risk-based capital ratio was 11.97%. We are continuing our efforts to strengthen our capital levels and comply with the Consent Order.

On January 30, 2012, the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions began their routine annual safety and soundness examination of PBI Bank. The banking regulators spend significant time reviewing our asset valuations and often provide us with valuable insight which influences our decision-making on the carrying value of loans, the allowance for loan losses, real estate owned and other assets. While we do not expect to receive our final report of examination prior to filing our 2011 Form 10-K, we often receive meaningful input from the regulators in the course of their examination. Should we receive information from our regulators which would cause us to further refine our asset valuations prior to filing our 2011 Form 10-K the financial information included in our 2011 Form 10-K could differ from the information presented in this release.

Non-Accrual Loan Activity

(in thousands)
Non-accrual loans at September 30, 2011	$59,132
Loans returned to accrual status	(123)
Net principal pay-downs	(5,500)
Charge-offs	(11,845)
Loans foreclosed and transferred to OREO	(7,516)
Loans placed on non-accrual during the period	33,018

Non-accrual loans at December 31, 2011	$67,166
Other Real Estate Owned (OREO) Activity (Net of Allowance)

(in thousands)
OREO at September 30, 2011	$44,933
Real estate acquired	10,685
Valuation adjustment write downs	(4,172)
Proceeds from sales of properties	(8,657)
Gain (loss) on sales, net	(1,340)

OREO at December 31, 2011	$41,449

PBIB-G PBIB-F

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the fourth quarter and year ending December 31, 2011 follows.

PORTER BANCORP, INC. AND SUBSIDIARY Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/11	9/30/11	12/31/10	12/31/11	12/31/10

Income Statement Data
Interest income	$17,137	$18,103	$20,315	$74,054	$86,407
Interest expense	4,986	5,448	6,229	22,039	28,841

Net interest income	12,151	12,655	14,086	52,015	57,566
Provision for loan losses	27,000	8,000	15,500	53,800	30,100

Net interest income after provision	(14,849)	4,655	(1,414)	(1,785)	27,466

Service charges on deposit accounts	630	690	714	2,609	2,984
Income from fiduciary activities	255	237	236	993	987
Gains on sales of loans originated for sale	49	123	144	713	554
Gains on sales of securities, net	—	—	2,896	1,108	5,152
Other than temporary impairment on securities	(41)	—	(132)	(41)	(597)
Other	588	650	604	2,451	2,502

Non-interest income	1,481	1,700	4,462	7,833	11,582

Salaries & employee benefits	3,134	3,780	3,176	15,218	14,903
Occupancy and equipment	819	957	988	3,729	4,095
Goodwill impairment	—	—	—	23,794	—
Other real estate owned expense	7,020	17,029	9,859	47,525	16,254
FDIC insurance	830	930	705	3,470	2,971
Loan collection expense	520	802	360	2,509	908
Franchise tax	482	582	543	2,228	2,172
Professional fees	429	329	270	1,392	1,067
Communications expense	169	176	199	678	737
Borrowing prepayment fees	486	—	—	486	—
Postage and delivery	117	117	153	485	722
Advertising	32	93	131	314	408
Other	658	628	583	2,445	2,241

Non-interest expense	14,696	25,423	16,967	104,273	46,478

Income (loss) before income taxes	(28,064)	(19,068)	(13,919)	(98,225)	(7,430)
Income tax expense (benefit)	18,591	(6,906)	(4,989)	(218)	(3,046)

Net income (loss)	(46,655)	(12,162)	(8,930)	(98,007)	(4,384)
Less:
Dividends on preferred stock	438	437	437	1,750	1,810
Accretion on preferred stock	44	45	45	177	177
Earnings (loss) allocated to participating shares	(1,693)	(463)	(365)	(3,732)	(184)

Net income (loss) to common shareholders	$(45,444)	$(12,181)	$(9,047)	$(96,202)	$(6,187)

Weighted average shares – Basic	11,724,456	11,721,591	11,707,334	11,715,461	10,333,499
Weighted average shares – Diluted	11,724,456	11,721,591	11,707,334	11,715,461	10,333,499

Basic earnings (loss) per common share	$(3.88)	$(1.04)	$(0.77)	$(8.21)	$(0.60)
Diluted earnings (loss) per common share	$(3.88)	$(1.04)	$(0.77)	$(8.21)	$(0.60)
Cash dividends declared per common share	$0.00	$0.00	$0.01	$0.02	$0.49

PORTER BANCORP, INC. AND SUBSIDIARY Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/11	9/30/11	12/31/10	12/31/11	12/31/10

Average Balance Sheet Data
Assets	$1,569,753	$1,625,590	$1,716,430	$1,659,980	$1,747,648
Loans	1,189,163	1,227,024	1,317,606	1,243,484	1,353,295
Earning assets	1,463,133	1,506,384	1,564,243	1,534,885	1,618,541
Deposits	1,379,093	1,405,543	1,433,921	1,434,462	1,459,041
Long-term debt and advances	44,040	50,463	60,845	48,523	81,741
Interest bearing liabilities	1,320,481	1,361,537	1,402,052	1,386,740	1,450,133
Stockholders’ equity	130,333	151,055	201,478	159,455	188,015

Performance Ratios
Return on average assets	(11.79)%	(2.97)%	(2.06)%	(5.90)%	(0.25)%
Return on average equity	(142.02)	(31.94)	(17.58)	(61.46)	(2.33)
Yield on average earning assets (tax equivalent)	4.69	4.81	5.18	4.86	5.37
Cost of interest bearing liabilities	1.50	1.59	1.76	1.59	1.99
Net interest margin (tax equivalent)	3.34	3.38	3.60	3.43	3.59
Efficiency ratio	107.48	177.10	107.49	136.91	71.96

Loan Charge-off Data
Loans charged-off	$(18,718)	$(7,367)	$(10,638)	$(40,548)	$(22,461)
Recoveries	103	142	31	340	254

Net charge-offs	$(18,615)	$(7,225)	$(10,607)	$(40,208)	$(22,207)

PORTER BANCORP, INC. AND SUBSIDIARY Unaudited Financial Information (in thousands, except share and per share data)

	As of	As of	As of
	12/31/11	9/30/11	12/31/10

Assets
Loans	$1,141,233	$1,206,341	$1,303,013
Loan loss reserve	(47,877)	(39,492)	(34,285)

Net loans	1,093,356	1,166,849	1,268,728
Securities available for sale	158,833	158,813	106,309
Federal funds sold & interest bearing deposits	92,034	93,062	137,429
Cash and due from financial institutions	13,928	27,319	48,006
Premises and equipment	21,541	21,791	22,468
Other real estate owned	41,449	44,933	67,635
Goodwill	—	—	23,794
Deferred tax assets	—	24,005	12,958
Accrued interest receivable and other assets	43,583	41,251	36,625

Total Assets	$1,464,724	$1,578,023	$1,723,952

Liabilities and Equity
Certificates of deposit	$1,024,333	$1,075,226	$1,166,820
Interest checking	87,653	77,229	87,690
Money market	64,302	79,790	80,082
Savings	36,357	36,508	34,678

Total interest bearing deposits	1,212,645	1,268,753	1,369,270
Demand deposits	111,118	104,694	98,398

Total deposits	1,323,763	1,373,447	1,467,668
Federal funds purchased & repurchase agreements	1,738	11,328	11,616
FHLB advances	7,116	13,155	15,022
Junior subordinated debentures	32,650	32,875	33,550
Accrued interest payable and other liabilities	7,628	8,000	6,681

Total liabilities	1,372,895	1,438,805	1,534,537
Stockholders’ equity	91,829	139,218	189,415

Total Liabilities and Stockholders’ Equity	$1,464,724	$1,578,023	$1,723,952

Ending shares outstanding	11,824,472	11,830,581	11,846,107
Book value per common share	$4.53	$8.53	$12.76
Tangible book value per common share	4.32	8.32	10.33

Asset Quality Data
Loan 90 days or more past due still on accrual	$1,729	$655	$594
Non-accrual loans	67,166	59,132	59,799

Total non-performing loans	68,895	59,787	60,393
Real estate acquired through foreclosures	41,449	44,933	67,635
Other repossessed assets	5	19	52

Total non-performing assets	$110,349	$104,739	$128,080

Non-performing loans to total loans	6.04%	4.96%	4.63%
Non-performing assets to total assets	7.53	6.64	7.43
Allowance for loan losses to non-performing loans	69.49	66.05	56.77
Allowance for loan losses to total loans	4.20	3.27	2.63

Risk-based Capital Ratios
Tier I leverage ratio	7.13%	9.72%	11.08%
Tier I risk-based capital ratio	9.99	13.13	14.39
Total risk-based capital ratio	11.97	15.07	16.32

FTE employees	291	298	286

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO